NEWS RELEASE

ViewCast Contact: Laurie Latham Chief Financial Officer (972) 488-7200	Investor Contact: Dan Matsui Allen & Caron (949) 474-4300

ViewCast Reports 2007 Fourth-Quarter & Year-End Financial Results

Revenue Reaches Record Levels, Net Profits for Quarter and Year,
22% EBITDA for Quarter

PLANO, Texas—March 31, 2008—ViewCast Corporation (OTCBB: VCST), a leading developer of hardware and software for encoding live and on-demand audio and video content for streaming over Internet, corporate and mobile networks, today reported net income on higher revenues for fourth quarter and twelve months ended December 31, 2007.

Fourth Quarter Financial Results

Revenues for fourth-quarter 2007 were a record $4.5 million, compared to $4.2 million in fourth-quarter 2006, with higher sales of Niagara streaming encoding systems being the primary contributor. Gross profit rose to $3.0 million, or 66 percent of revenues, from $2.3 million, or 55 percent of revenues, in fourth-quarter 2006.

ViewCast President and Chief Operating Officer Dave Stoner said, “During fourth quarter we saw higher sales that reflect the effects of stronger direct sales and marketing that we established during the last quarter of the year. In addition, the ongoing trend toward live and on-demand streaming of an increasing variety of programming and other content is continuing to drive demand for our Niagara encoding systems.”

“Gross margin for fourth-quarter 2007 improved, which is the result of not only reduced manufacturing costs among our product lines but also new policies implemented on October 1, 2007, that brought pricing more in line with the market,” Stoner added. “Based on our business plan and industry trends and outlook, we feel that the levels of gross margin and operating efficiency we achieved during the quarter should be sustainable in future periods. Therefore, we feel that fourth-quarter 2007 represents an operational foundation on which we can build sales momentum in 2008 and further improve bottom-line performance.”

Operating expenses for fourth-quarter 2007 were $2.1 million, compared to $2.0 for fourth-quarter 2006. Operating income improved to $899,000 from $320,000 for fourth-quarter 2006.

Net income for fourth-quarter 2007 rose to $787,000 compared to net income of $141,000 in the fourth quarter of 2006. After preferred dividends, the fourth-quarter 2007 net income per share was $0.01 per share on a fully diluted basis compared to a net loss of less than a penny, or $(0.00) per share, in the fourth quarter of 2006.

EBITDA (earnings before interest, taxes, depreciation, amortization and other income/expense items) for fourth quarter 2007 was $1.0 million, or 22 percent of revenue, compared to $461,000, or 11 percent of revenue, in fourth-quarter 2006. EBITDA is a non-GAAP measure that ViewCast management believes can be helpful in assessing the Company’s overall performance and considers as an indicator of operating efficiency and earnings quality. The Company suggests that EBITDA be viewed in conjunction with the Company’s reported financial results or other financial information prepared in accordance with GAAP.

Fiscal Year 2007 Results

Revenues for 2007 grew more than 14 percent to a record $16.0 million, from $14.0 million in 2006, primarily from higher sales of Niagara encoders. Gross profit was $9.6 million, or 60 percent of revenues, compared to $7.7 million, or 55 percent of revenues, for 2006. Higher gross profit in 2007 was largely attributable to higher production levels, adjustment in product pricing and ongoing manufacturing cost control.

Operating expenses for 2007 were $8.7 million, compared to $8.5 million for 2006. Operating income improved by more than $1.7 million to $909,000 from an operating loss of $847,000 in 2006.

Net income for 2007 improved by $2.6 million to $843,000 compared to a net loss of $1.8 million for the twelve months of 2006. After preferred dividends, the fiscal year 2007 net income per share was less than a penny, or $0.00 per share on a fully diluted basis, compared to a net loss per share of $(0.10) for the twelve months of 2006.

ViewCast Chief Financial Officer Laurie Latham said, “Our higher sales, improved gross profit and reduced interest expense during 2007 were significant factors in improved net result for the year. In addition, we maintained nominal increase in our operating expenses during 2007. We anticipate increased investment in sales, marketing and engineering during 2008 to contribute to our growth capabilities.”

EBITDA for 2007 improved to $1.3 million or 8 percent of revenue from negative EBITDA in 2006 of $509,000.

The growing trend to live and on-demand viewing over the Internet is driving demand for encoding hardware by broadcasters, enterprises and content delivery networks. That demand is being reflected in ViewCast’s product sales, which is shifting toward its Niagara line of fully integrated encoding systems that include front-end capture and back-end management software.

According to Stoner, those factors are characteristics of a maturing market, where demand is for complete, cost-effective capability rather than new technology to simply enhance a function. ViewCast marketing and sales management has noted that sales are being motivated by business considerations more so than technology per se, the implication being that investing in enabling hardware for streaming over the Internet is increasingly becoming an important part of companies’ business plans.

That view appears to be supported by rising demand for streaming capabilities and the competitive performance of ViewCast’s capture cards and encoder product lines. “To-date our new pricing policy has met with success, and we feel this is indicative not only the quality and performance benefits of our Osprey and Niagara product lines but also general market demand for streaming programming over the Internet,” Stoner stated. “With this in mind, we feel that our larger and more aggressive sales and marketing team, active partnerships with industry leaders, and favorable industry conditions offer substantial opportunities for stronger sales growth in 2008 than in recent periods and past years.”

Latham stated that revenue growth in 2007 was driven primarily by sales of Niagara encoding systems, which grew 41 percent over 2006 and accounted for more than 40 percent of revenues, compared to 33 percent of revenues in 2006. Sales of Osprey cards grew three percent year-over-year and accounted for 59 percent of 2007 revenues, compared to more than 65 percent of revenues in 2006.

According to Latham, ViewCast sales of encoders in 2008 are expected to continue to grow over 2007; in addition, the sales growth rate of Osprey is expected to increase during 2008.

As a result, “we are reiterating our guidance for revenue growth for full-year 2008 to be 20 percent or more, compared to full-year 2007,” Latham stated.

Latham added that, according to first-quarter indications and management’s plan for 2008, further sales growth anticipated along with the potential for net income in subsequent periods is expected to play an important role in the Company’s strategic plan to accelerate growth and further enhance shareholder value through additional strategic initiatives to expand within the industry and strengthen the Company.

Conference Call Information

A conference call with management is scheduled today at 11 a.m. EDT to discuss the Company’s financial results, business strategy and outlook for 2008. The call may be accessed by dialing 800-762-8779 five minutes prior to the scheduled start time and referencing ViewCast. For callers outside the United States, dial 480-248-5081. A live web cast of the call will also be available at http://www.viewcast.com/irconferencecall. An archive of the webcast will be available at the same web page beginning approximately 30 minutes after the end of the call.

About ViewCast Corporation

ViewCast, a pioneer in the Internet streaming industry, develops and markets hardware and software for processing and managing live and on-demand audiovisual content for streaming over Internet, corporate and mobile networks. ViewCast’s award-winning products are utilized worldwide by broadcasters, businesses, governments, content-delivery networks and others. ViewCast is a leader in video capture cards through its Osprey® product line. ViewCast’s encoding and streaming platforms, Niagara® Pro and GoStream, incorporate Osprey reliability and performance with its Niagara SCX® control and management software and Niagara SCX SDK development software. ViewCast is partnered with strategic providers of networks, equipment, software, and services for Internet and mobile applications. For more information, visit www.viewcast.com. ViewCast, Osprey, Niagara, Niagara SCX, GoStream, SimulStream and EZStream are trademarks or registered trademarks of ViewCast Corporation or its subsidiaries.

Safe Harbor Statement

Certain statements in this release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and reflect the Company's current outlook. Such statements apply to future events and are therefore subject to risks and uncertainties that could cause actual results to differ materially. Important factors that could cause actual results to differ materially from forward-looking statements include, but are not limited to, changes in market and business conditions, demand for the Company’s products and services, technological change, the ability of the Company to develop and market new products, increased competition, the ability of the Company to obtain and enforce its patent and avoid infringing upon other parties’ patents, and changes in government regulations. All written and verbal forward-looking statements attributable to ViewCast and any person acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth herein. ViewCast does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the forward-looking statements are made. For a detailed discussion of these and other cautionary statements and factors that could cause actual results to differ from the Company's forward-looking statements, please refer to the company's reports on Form 10-KSB and 10-QSB on file with the U.S. Securities and Exchange Commission.

[Financial Tables Follow]

VIEWCAST CORPORATION
OPERATING HIGHLIGHTS
(Unaudited)
(In thousands - except per share amounts)

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2006	2007	2006	2007

Net sales	$4,240	$4,491	$13,981	$15,994

Cost of sales	1,904	1,525	6,281	6,388

Gross profit	2,336	2,966	7,700	9,606

Total operating expenses	2,016	2,067	8,547	8,697

Operating income (loss)	320	899	(847)	909

Total other expense	(179)	(95)	(904)	(49)

Income tax expense	--	(17)	--	(17)

Net income (loss)	$141	$787	$(1,751)	$843

Preferred dividends	(206)	(206)	(819)	(819)

Net income (loss) applicable to
common stockholders	$(65)	$581	$(2,570)	$24

Net income (loss) per common share:
Basic	$--	$0.02	$(0.10)	$--
Diluted	$--	$0.01	$(0.10)	$--

Weighted average number of
common shares outstanding:
Basic	26,281	32,080	25,793	31,714
Diluted	26,281	51,395	25,793	47,727

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(Unaudited)
(In thousands - except per share amounts)

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2006	2007	2006	2007

Net Income (loss)	$141	$787	$(1,751)	$843

Depreciation and amortization	141	105	338	369

Total other and income tax expense	179	112	904	66

EBITDA	$461	$1,004	$(509)	$1,278

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